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                                                                    EXHIBIT 99.1

[TERAFORCE LOGO]

                                         TERAFORCE AND CADENCE SETTLE LITIGATION
NEWS RELEASE

Contact: Patty Dickerson, Investor Relations - 469-330-4969 pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (MARCH 13, 2002) - TeraForce Technology Corporation (OTCBB:
TERA) today announced the settlement of its litigation, outstanding since 1999, against Cadence Design Systems, Inc. The litigation arose from Cadence's failure to complete the acquisition of TeraForce's engineering design services business in July of 1999. The settlement amounts to $9.45 million and TeraForce will realize approximately $6.3 million in cash net of attorney fees. TeraForce was represented in this matter by the Houston-based law firm of Susman Godfrey LLP under a contingent fee arrangement.

Herman Frietsch, chairman and chief executive officer of TeraForce Technology Corporation commented, "We believe this settlement is an important outcome for the Company. While less than our claims in the litigation, putting this matter behind us seems especially prudent for the Company's interests in consideration of the risks and uncertainties inherent in any litigation and the likelihood of a lengthy and uncertain appeal process should we have prevailed in the initial court proceedings. We expect the proceeds of the settlement to be applied to working capital requirements and short-term borrowings as part of the restructuring of the Company's operations and finances as we undertake to build our defense electronics business."

ABOUT TERAFORCE TECHNOLOGY CORPORATION

Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. The Company is also involved, through its subsidiaries or joint venture arrangements, in the design and sale of optical networking equipment and the design of Internet infrastructure equipment. TeraForce's primary business units are DNA Computing Solutions, Inc., www.dnacomputingsolutions.com, Aegean Networks Incorporated, www.aegeannetworks.com, and Centauri NetSystems Corporation, www.centaurinetsystems.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the Company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not utilize electronic "bulletin boards" as a means of disseminating information. The Company's officers, directors, employees and representatives are prohibited by Company policy from participating in such forums in regards to the Company.